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                                                                    Exhibit 99.2

Analyst Contact:
Jordan Goldstein
(650) 696-2933                                        8:00 am Eastern

                               Gymboree Reports
                             First-Quarter Results

Burlingame, CA, May 18, 2000 - The Gymboree Corporation (Nasdaq: GYMB) today reported a net loss of $13.8 million, or $(0.56) per share, for the first quarter. In 1999, the company reported net income for the first quarter of $4.8 million, or $0.20 per share.

The company reported net sales for the first fiscal quarter ended April 29, 2000 of $100.6 million, compared with sales of $125.7 million for the same period last year, a 20% decline. As previously reported, comparable store sales for the quarter decreased 24% over the same period last year.

"The decline in sales and consequent operating loss in the first quarter are due to inappropriate inventory in terms of both level and style. Specifically, inventories were 29% below last year and the content was not up to the standards we have set for the third and fourth quarters. The disappointing sales and bottom-line performance will likely run through the second quarter due to continued lean inventory levels and assortment," said Stuart Moldaw, Gymboree's Chairman and Chief Executive Officer.

He added, "Throughout the second half, however, we expect our inventories to be 25% to 35% above year-ago levels. We believe our customers will respond positively to our offerings, and we anticipate a return to profitability in the second half."

The company announced it has entered into commitments to sell 3,367,000 shares of its common stock at $2.97 apiece for an aggregate amount of $10.0 million and has closed the sale of 1.7 million of these shares. The company expects to close the remainder of the transactions by June 1. The purchasers acquiring the shares in this equity financing are restricted from re-selling their shares for 180 days. In connection with this equity financing, the company has also committed to issue warrants for 505,000 shares exercisable at $2.97.

The Gymboree Corporation designs, manufactures and retails unique, high-quality apparel and accessories for children. As of April 29, Gymboree operated 605 stores, including 554 stores in the United States, 20 stores in Canada and 31 in Europe, as well as an online store at www.gymboree.com. The company also offers directed parent-child developmental play programs at more than 400 franchised and company-operated centers in the United States and 14 other countries.

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    The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws including statements about building inventories, financial performance in the second quarter, positive customer response to our offerings, anticipation of a return to profitability, and the expectation of closing additional equity financing commitments. Actual results could differ materially as a result of a number of factors, including the successful execution of our plans to build inventory, consumer acceptance of our products, general economic conditions, competitive market conditions, our ability to control our costs and expenses, and third-party investors fulfilling their commitments with regard to the equity financing. Other factors that may cause actual results to differ materially include those set forth in the reports that the company files from time to time with the Securities and Exchange Commission.

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